UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2023

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

DE	001-14039	64-0844345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, TX 77042

(Address of Principal Executive Offices, and Zip Code)

(281) 589-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CPE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 28, 2023, Callon Petroleum Company (the “Company”) appointed Russell E. Parker, as the new Senior Vice President and Chief Operating Officer of the Company, effective on such date. Mr. Parker succeeds Jeffrey S. Balmer, who previously announced his decision to retire as the Company’s Senior Vice President and Chief Operating Officer.
Mr. Parker, age 47, is an experienced energy executive with more than 20 years of operations and strategic leadership. From November 2017 to March 2022, he served as President and Chief Executive Officer of EP Energy Corporation (“EP Energy”), an independent exploration and production company engaged in the acquisition and development of unconventional onshore oil and natural gas properties in the United States, where he led the company’s strategic repositioning following emergence from bankruptcy and oversaw improvements in capital efficiency, well productivity, and safety and environmental performance. Prior to joining EP Energy, Mr. Parker served as Chief Executive Officer of Phoenix Natural Resources LLC and President of Chief Oil & Gas LLC. Earlier in his career he spent more than a decade with Hilcorp Energy Company, where he held positions of increasing responsibility across the company’s engineering and operations functions for its Texas, Louisiana, and Utica operations. Mr. Parker holds a Bachelor of Science in Petroleum and Geosystems Engineering from The University of Texas at Austin.
There are no family relationships between Mr. Parker and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K, and there are no transactions between the Company and Mr. Parker that would require disclosure under Item 404(a) of Regulation S-K.
In connection with his appointment as the Company’s Senior Vice President and Chief Operating Officer, the Company entered into an offer letter with Mr. Parker providing for the following compensation: (i) an annualized base salary of $600,000; (ii) eligibility to participate in the Company’s annual incentive compensation bonus program with an annual cash bonus target of 95% of base salary, including for calendar year 2023, provided, that any such bonus for 2023 shall be subject to repayment to the Company if Mr. Parker terminates his employment prior to the first anniversary of his employment commencement date; (iii) a time-based long-term incentive program award with a grant date value of $1,000,000, delivered in the form of restricted stock units (“RSUs”), which will cliff vest on July 1, 2026, subject to Mr. Parker’s continued employment through such date; (iv) eligibility to participate in the Company’s long-term incentive program as established by the Compensation Committee of the Board (the “Compensation Committee”) with total target value of awards for 2023 equal to 400% of base salary, delivered 40% in the form of 24,409 RSUs, which were granted on the first day of Mr. Parker’s employment and which will vest in one-third increments annually over a three-year period commencing on April 15, 2024, subject to Mr. Parker’s continued employment through each vesting date, and 60% in the form of cash performance units (“CPUs”) with a target value of $1,440,000, which will vest at the end of the three-year performance period beginning on January 1, 2023, provided Mr. Parker continues to be employed on the vesting date; (v) eligibility to participate in the Callon Executive Change in Control Severance Plan (the “Executive CIC Plan”), which provides for certain protections upon a termination of employment within the two-year period following a change in control (a) other than for Cause, (b) due to Disability or (c) for Good Reason (each as defined in the Executive CIC Plan), and in the Executive Severance Pay Plan (the “Severance Pay Plan”), which provides for certain protections upon an involuntary termination; and (vi) eligibility to participate in the Company’s employee benefit plans and programs in accordance with their terms. The payout value of the CPUs will range from 0% to 200% of target based on the Company’s achievement of certain free cash flow, return on capital employed and greenhouse gas emissions performance goals established by the Compensation Committee for the 2023 to 2025 performance period.
The RSUs were granted pursuant to the Company’s standard form RSU award agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 16, 2021 and which is incorporated herein by reference. The CPUs were granted pursuant to the Company’s standard form cash incentive award agreements, which are filed as Exhibits 10.1 and 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 5, 2022, and which were amended by the form of amendments filed as Exhibits 10.4 and 10.5, respectively, to the Company’s Quarterly Report on Form 10-Q filed on November 3, 2022, each of which is incorporated herein by reference. Additionally, the Executive CIC Plan and the Severance Pay Plan are described in the Company’s Current Report on Form 8-K filed on September 23, 2022 and are filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Quarterly Report on Form 10-Q filed on November 3, 2022, each of which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

July 3, 2023	/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President and Chief Executive Officer